Reseller Agreement


This AGENT Agreement ("Agreement") is made and effective this 5th day of April 2005, by and between COMPLIANCY GROUP LLC ("CG LLC") and <Company> ("AGENT").

WHEREAS, CG LLC has developed certain computer programs and related documentation referred to as (the "Products") and desires to grant AGENT the right to market and distribute the Products; and

WHEREAS, AGENT is in the business of marketing and distributing computer-related products and software and desires to have CG LLC grant to it the right to market and distribute the Products in the United States.

AGENT agrees to use its best efforts to promote the sale of the Products. AGENT agrees to permit CG LLC to review all of Agent's promotion and advertising material for the Products prior to use. AGENT shall not use and shall withdraw and retract any promotion or advertising that CG LLC finds unsuitable, or is in breach of the terms of this Agreement.


NOW, THEREFORE, it is agreed:

1.	Nonexclusive Appointment

AGENT is hereby appointed a nonexclusive AGENT of the Products for sale in the United States pursuant to this Agreement. AGENT accepts such appointment and agrees to serve as an AGENT for the licensing of the Products to end users as provided herein. This Agreement is not exclusive to AGENT, and CG LLC reserves the unrestricted right to sell, license, market and distribute or to grant to others the right to sell, license, market and distribute the Products and value added versions thereof anywhere in the world.


2.	License of the Product to End-Users/ASP Subscription

In connection with Agent's agreement, AGENT will have End-Users execute an End-User License Agreement when selling the Products or a Service Level Agreement when utilizing the ASP program with CG LLC. CG LLC shall have no liability to AGENT in the event any prospective End-User refuses to agree to enter into an End-User License Agreement or Service Level Agreement.




3.  	License to use Trademark and Trade Name.

Any and all trademarks and trade names that CG LLC uses in connection with the license granted hereunder are and remain the exclusive property of CG LLC. Nothing contained in this Agreement shall be deemed to give AGENT any right, title or interest in any trademark or trade name or intellectual property or property of CG LLC relating to the Products. Subject to notice from CG LLC in writing that modifies or cancels such authorization, during the term of this Agreement, AGENT may use the trademarks and trade names specified by CG LLC in writing for normal advertising and promotion of Products.


4.  	Product Changes

CG LLC has the right to modify, alter, amend or delete from the Products at any time at its sole discretion, following at least thirty (30) days prior written notice. AGENT agrees not to remove from the Products any copyright notice included therein.


5.	Confidentiality

In the performance of this Agreement, AGENT may have access to confidential, proprietary or trade secret information owned or provided by CG LLC relating to software computer programs, object code, source code, marketing plans, business plans, financial information, specifications, flow charts and other data ("Confidential Information"). All Confidential Information supplied by CG LLC pursuant to this Agreement shall remain the exclusive property of CG LLC. The AGENT shall use such Confidential Information only for the purposes of this Agreement and shall not copy, disclose, convey or transfer any of the Confidential Information or any part thereof to any third party without a formal agreement from CG LLC.


6.        Proprietary Rights

AGENT acknowledges and agrees that the Products, and all copies thereof, constitute valuable trade secrets of CG LLC and/or proprietary and confidential information of CG LLC and title thereto remains in CG LLC. Ownership of all applicable copyrights, trade secrets, patents and other intellectual property rights in the Products are and shall remain vested in CG LLC. All other aspects of the Products, including without limitation, programs, methods of processing, design and structure of individual programs and their interaction and programming techniques employed therein shall remain the sole and exclusive property of CG LLC and shall not be sold, revealed, disclosed or otherwise communicated, directly or indirectly, by AGENT to any person, company or institution whatsoever other than as expressly set forth herein. The copyright notice and restricted rights legends contained in the Products shall appear on all tapes, diskettes and other tangible media distributed by AGENT.




7.	Warranties and Representation of AGENT Sales Organization and
Activities

In connection with the performance of its obligations in this Agreement, in a professional and businesslike manner, AGENT agrees to:

A.	Hire, train and employ at its place or places of business competent, professional and ethical sales, technical and support personnel to sell and support the CG LLC products and/or services.

B.	Stay current with respect to information and specifications concerning the CG LLC Products and attend CG LLC's Training with respect to the Products.

C.	Properly demonstrate the Products and be able to demonstrate the features of the Products to prospective customers of the AGENT. AGENT has the right to use the Product for marketing demonstration purposes.

D.	Provide prompt, reliable and competent assistance to AGENT's end user customers with respect to the Products and have in place an escalation process to inform and report regularly to CG LLC any problems, as they relate to the CG LLC software.

E.	Conduct its business in a professional, businesslike manner that will reflect favorably on CG LLC and the Products, and not engage in deceptive, fraudulent, misleading, illegal or unethical business practices, whether with respect to the Products or otherwise.


8.	Warranties and Representation of CG LLC's Assistance and Support

A.	CG LLC will provide reasonable commercial and technical assistance to
AGENT as may be necessary and appropriate to assist AGENT in effectively carrying out its obligations under this Agreement and in the promotion and sale of the Products to AGENT's customers. CG LLC will from time to time and subject to availability provide to AGENT sales promotion materials, technical manuals, sales aides and other materials helpful in the promotion or sales of the Products.

B.	CG LLC will offer to AGENT product and services training for a fee.
This training will be specific to Product usage, configuration, management and updating. AGENT will purchase a minimum amount of training as part of this agreement to be mutually determined by CG LLC and the AGENT within thirty (30) days after execution of this agreement.



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9. 	 Agent Compensation

Commission: See Attachment A for software.

Payments:     Commission payments will be paid out thirty (30) days from receipt of payment  from customer.

CG LLC retains the right to refuse any order that does not meet the terms and conditions of this agreement and/or the laws and regulations of state, federal and local laws and regulations.


10. 	Specific Remedies

If AGENT commits a breach of any of the provisions of the Sections on Confidentiality or Proprietary Rights, CG LLC shall have, in addition to all other rights in law and equity, (a) the right to have such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to CG LLC and that monetary damages will not provide an adequate remedy, and (b) the right to require AGENT to account for and pay to CG LLC all compensation, profits, monies or other tangible benefits (collectively "Benefits") derived or received as the result of any transactions constituting a breach of any of the provisions of the Sections on Confidentiality or Proprietary Rights, and AGENT hereby agrees to account for and pay such Benefits.


11. 	Limited Warranties

A.	CG LLC warrants that it is the owner of or otherwise has the right to license the Products and otherwise perform its obligations set forth herein.

B.	CG LLC warrants that the media upon which the Products are included shall be free from defects in materials and workmanship for a period of thirty
(30) days following the date of shipment. In the event of any breach of the warranty set forth in this section, AGENT's sole remedy and CG LLC's sole liability shall be for CG LLC to replace the defective media.


12.	 Force Majeure.

Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from acts of God, or any causes beyond the reasonable control of such party.



13. 	Relationship to the Parties

AGENT is not, under this agreement, a partner, representative or joint venture partner of CG LLC. AGENT has no authority to assume or create any obligation for or on behalf of CG LLC, expressed or implied, with respect to the Products or otherwise.


14. 	Terms and Termination

A.	This Agreement shall commence on April 5th, 2005 and continue for a
Term of 1 year, ending April 5th, 2006. Thereafter, this Agreement shall continue until a party shall give notice to the other party of its desire to terminate this Agreement upon at least thirty (30) days prior written notice.

B.	In the event that AGENT has failed to pay any amount when due or is in breach or default of any other material obligation set forth in this Agreement, then CG LLC may notify AGENT and if AGENT has not paid the entire amount due or cured its other breach or default within forty-five (45) days following such notice, then CG LLC may elect to terminate this Agreement.

C.	In the event of any other breach or default of any material
obligation owed by CG LLC in this Agreement, then the AGENT may provide notice to CG LLC and if such breach or default is not cured within forty-five (45) days following such notice, the Agreement may be terminated by AGENT.

15.	CG LLC Termination

CG LLC under any of the following conditions may terminate this Agreement immediately:

(i)	if one of the parties shall be declared insolvent or bankrupt;
(ii)	if a petition is filed in any court to declare one of the parties bankrupt or for a reorganization under the Bankruptcy Law or any similar statute and such petition is not dismissed in ninety (90) days or if a Trustee in Bankruptcy or a Receiver or similar entity is appointed for one of the parties;
(iii)	if AGENT breaches the provisions of Sections Confidentiality or
Proprietary Rights of this Agreement; or
(iv)	if AGENT otherwise materially breaches the terms of this Agreement, and such breach is not cured within thirty (30) days after written notice of such breach is given by CG LLC.

16.	Duties upon Termination.

Provided termination is not a result of a material breach of the Sections on Confidentiality or Proprietary Rights, the parties agree to continue their cooperation in order to effect an orderly termination of their relationship. Upon termination, AGENT shall have no right to order or receive any additional copies of the Products and all of AGENT's rights and licenses granted hereunder shall immediately cease. Within thirty (30) days of termination, AGENT shall return all copies of any promotional materials, demonstration software, marketing literature, written information, reports and any related information pertaining to the Products that have been supplied by CG LLC.


17.	Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

			If to CG LLC:		Compliancy Group LLC
						528 Roslyn Road
						East Williston, NY 11596
                         Fax Number 1-516-414-5230



If to AGENT:		<Company>







18.	Severability
If a court of competent jurisdiction holds any term of this Agreement, to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.


19.	Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the state of New York.


20.	Final Agreement.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing, which is duly executed by both parties.


21.	Entire Agreement.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties. This Agreement may not be modified except in writing signed by a duly authorized representative of each of the parties.


22.	Independent Contractors.
It is expressly agreed that the AGENT is acting hereunder as an independent contractor and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except to the extent and for the purposes provided for herein.


23.	CG LLC Agreement.
This Agreement is not transferable by either party hereto without the written consent of the other, except that this Agreement shall be a CG LLC assignable by CG LLC to an affiliate entity or upon the sale of the right to license and sublicense the Products to the purchaser of said right. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors.


24.	Reseller Pricing and MSRP

Reseller shall pay CG LLC the Reseller Price, listed above, for the
corresponding number of licenses.   Reseller is prohibited from licensing
the Courseware for any price that exceeds MSRP for a specific license range.


IN WITNESS WHEREOF, the parties hereto have executed this AGENT Agreement as of the date first above written:


_______________________________            ________________________________

Roland Cozzolino CEO                         Company Director
Compliancy Group LLC                            <Company>

Date: ___________________________           Date: _________________________





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                                    Lite          Professional       Enterprise
Multiple Facilities and switching    x                 x                x
Activity Logs                        x                 x                x
Downloadable Mandates                x                 x                x
Document Repository                  x                 x                x
Questionnaire                        x                 x                x
Observed Gap Definition              x                 x                x
Remediation Items                    x                 x                x
Viewable Training Programs           x                 x                x
Incident Tracking                    x                 x                x
Sanction Tracking                    x                 x                x
Policy Templates                     x                 x                x


Policy Gap Definition                                  x                x
Network Gap Definition                                 x                x
Main contact assignment                                x                x
Creation of departments                                x                x
Creation of users                                      x                x
Version control                                        x                x
Policy/Regulation Association                          x                x

Nessus Scan Upload                                                      x
Interview Log                                                           x
Team Collaboration                                                      x
Learning Management System                                              x



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